SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


	Date of report (Date of earliest event report) 	October 16, 2001

		AMERICAN PLASTICS & CHEMICALS INC.
(Exact Name of Registrant as Specified in Its Charter)

		DELAWARE
(State or Other Jurisdiction of Incorporation)

	06348	95-2461288
	(Commission File Number)	(IRS Employer Identification No.)

	8235 Douglas Ave., Suite 1020                    Dallas, TX	75225
	(Address of Principal Executive Offices)	(Zip Code)

		214-871-9650
(Registrant's Telephone Number, Including Area Code)


(Former Name or Former Address, if Changed Since Last Report)

Item 1.  Changes in Control of Registrant.

Item 2.  Acquisition or Disposition of Assets.

Item 3.  Bankruptcy or Receivership.

Item 4.  Changes in Registrant's Certifying Accountant.

Item 5.  Other Events.

APAC SUCCESS CONTINUES IN USA


DALLAS, TX, October 16, 2001 / American Plastics & Chemicals
Inc., dba APAC Technologies (NASD - OTC: APLC), in conjunction with its Australian partner, Poltech International Ltd. (ASX: PLL) has been awarded a contract to provide and operate 10 red light camera and software systems for Howard and Harford Counties, Maryland. APAC and Poltech will receive recurrent revenue over the life of the contract in the form of a flat fee for each citation issued by the systems.

Howard County Police Department's Regional Automated Enforcement
Center will be responsible for issuing citations for violations captured by the camera systems. The Center is currently the largest of its type in the nation, processing violations on behalf of 16 partner law enforcement jurisdictions operating 98 wet film camera systems throughout the State of Maryland. The Poltech camera systems to be installed by APAC will be the first digital red light camera systems installed in Maryland.

M. Edward Stewart, President of APAC, said, "The decision by Howard
County to use state-of-the-art digital technology in its new camera systems underscores and reinforces the trend that is ongoing throughout the U.S., that being to replace older cameras using wet film technology with digital systems, and to use digital, rather than wet film technology, in new systems. This market trend bodes well for APAC as the all digital Poltech systems we distribute in the U.S. and Canada are recognized as being the finest of their type in the world. Poltech was recently selected from among 150 nominees to receive the prestigious 2001 Australian Technology Award".

"APAC is extremely gratified to receive this contract award from Howard County", Stewart said. "Howard County is recognized as being one of the country's most knowledgeable and experienced users of automated systems for law enforcement purposes, and we believe its selection of APAC and Poltech to provide its first digital red light camera systems is an informed recognition of the outstanding technology and service we bring to the marketplace".

The Howard County contract is the third contract awarded to APAC in
 2001, the Company's first year in the automated enforcement industry, and the Company expects to receive additional contract awards prior to year-end. APAC forecasts it will receive revenues totaling $ 3 million per annum from its current contracts.

For further information, please contact:

M. Edward Stewart, President
APAC Technologies
Tel: 214-871-9650
Email: apac01@swbell.net




Item 6.  Resignations of Registrant's Directors.

Item 7.  Financial Statements and Exhibits.

Item 8.  Change in Fiscal Year.

Item 9.  Sales of Equity Securities Pursuant to Regulation S.


SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	   American Plastics & Chemicals Inc.
		(Registrant)

Date:     October 16, 2001		By	              M. Edward Stewart
	M. Edward Stewart, President